Exhibit 23.3
Consent of Independent Auditors

We consent to the inclusion of our report dated August 31, 2017 relating to the historical summary of gross income and direct operating expenses of 250 Williams Atlanta Data Center for the year ended December 31, 2016 in this Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus of Carter Validus Mission Critical REIT II, Inc. (the “Company”) for the registration of $100,000,000 shares of its common stock and to the reference to us, under the caption “Experts” in this Registration Statement and related prospectus.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
October 13, 2017